Exhibit 99.1

Sono-Tek to Present at the ThinkEquity Investor Conference

Presentation on Wednesday, October 26th at 9:30 AM ET

MILTON, NY, October 13, 2022 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it will present at the The ThinkEquity Conference, which will take place on October 26, 2022 at The Mandarin Oriental Hotel in New York.

Dr. Chris Coccio, Chairman and CEO, and Steve Harshbarger, President and COO, will present a corporate overview and host one-on-one meetings with investors during the conference.

The presentation will begin at 9:30 AM ET on Wednesday, October 26th and can be accessed live here: https://wsw.com/webcast/tep23/sotk/1699022

A copy of Sono-Tek's investor presentation will be available on October 26, 2022 at www.sono-tek.com. A replay of the presentation will be available on the Company’s website as well.

About The ThinkEquity Conference

The ThinkEquity Conference will gather industry insiders, investors and leading executives from around the world on October 26th in New York. Attendees can expect a full day of company presentations, panel discussions, one-on-one investor meetings and more. Featured sectors include AI/Big data technology, Biotechnology, EV/EV Infrastructure, Metals & Mining and Oil & Gas. To register to attend The ThinkEquity Conference, please follow this link: https://www.meetmax.com/sched/event_84407/conference_register.html.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

For more information, contact:

Investor Relations:

Stephanie Prince

PCG Advisory

Ph: (646) 863-6341

sprince@pcgadvisory.com